EXHIBIT 10.292
TERMINATION AND RETURN OF RIGHTS AGREEMENT
     This Termination and Return of Rights Agreement (this “Agreement” or the “Termination and Return of Rights Agreement”) is made effective as of January 1, 2006 (the “Effective Date”) by and between Ligand Pharmaceuticals Incorporated, a Delaware corporation (“Ligand”) and Organon USA Inc., a New Jersey corporation (“Co-Promotion Partner”), with respect to the matters governed hereby related to the Co-Promotion Agreement dated as of January 1, 2003 by and between Ligand and Organon Pharmaceuticals USA Inc., which assigned its rights and obligations to Co-Promotion Partner effective as of January 1, 2006 (the “Co-Promotion Agreement”).
     1. Definitions. All terms used herein and not defined herein will have the meaning assigned to such terms in the Co-Promotion Agreement. Defined terms used in amendments to the Co-Promotion Agreement set forth in this Agreement, if not defined in the Co-Promotion Agreement, shall have the meaning assigned to such terms in this Agreement. Unless the context requires otherwise “Effective Date” as used in unamended terms of the Co-Promotion Agreement remains as previously defined therein.
     2. Termination of Co-Promotion Agreement.
          (a) Termination. The Co-Promotion Agreement is hereby terminated effective as of September 30, 2006 (the “Termination Date”), by mutual agreement of Ligand and Co-Promotion Partner.
          (b) Survival following the Effective Date. Except as set forth in Section 2(c) below, following the Effective Date, the Co-Promotion Agreement (as amended by this Agreement) shall remain in full force and effect up to and including the Termination Date, and thereafter as set forth in Section 2(d) below.
          (c) Amendment of Certain Sections of Co-Promotion Agreement as of the Effective Date. As of the Effective Date, the following Sections of the Co-Promotion Agreement will survive as amended, or are deleted, as set forth below:
               (i) Section 1 “Net Sales”. The definition of “Net Sales” in section 1 of the Co-Promotion Agreement is hereby amended, as of the Effective Date, to read in its entirety as follows:
“Net Sales” shall mean, for the applicable period, in-market net sales of Product in accordance with Ligand’s standard accounting principles and GAAP, as reported in Ligand’s financial statements for such period. For purposes of this definition, “in-market net sales” shall mean the net sales of the Product in the Territory by Ligand, a sublicensee or any Person which succeeds to Ligand’s rights as of the Effective Date in the Product and in the event such in-market net sales are in whole or in part made by a Person other than Ligand such in-market net sales shall be in accordance with Ligand’s and/or such Person’s standard accounting principles and GAAP and as reported in such Persons’ and/or Ligand’s financial statement for such period.

               (ii) Section 2.1(b). Section 2.1(b) of the Co-Promotion Agreement is hereby amended, as of the Effective Date, to read in its entirety as follows:
b. Other Morphine Products. From the Effective Date and up to and including September 30, 2009 (the “Other Morphine Product Term”), neither Co-Promotion Partners nor its Affiliates shall, without the prior written consent of Ligand, market or sell any Other Morphine Product in the Territory.
               (iii) Section 2.1(c). Section 2.1(c) of the Co-Promotion Agreement is hereby deleted in its entirety.
               (iv) Section 3.1
                    (A) Section 3.1(a) of the Co-Promotion Agreement is hereby amended as of the Effective Date, by deleting the first and last sentences thereof.
                    (B) Section 3.1(b) of the Co-Promotion Agreement is hereby amended as of the Effective Date, to read in its entirety as follows (for clarity subsections (i) and (ii) are deleted in their entirety):
b. From the Effective Date to the Termination Date, Co-Promotion Partner shall complete a minimum of 375,000 Product Calls (a minimum of 100,000 in each calendar quarter) in the manner set forth in Exhibit 3.1 hereto.
               (v) Section 3.4. Section 3.4 of the Co-Promotion Agreement is hereby amended, to read in its entirety as follows:
3.4 Transition Services. Co-Promotion Partner will provide such other Product-related transition services from time to time during the Term as are (i) expressly approved by the Transition Operational Committee, and (ii) specified in Exhibit F as amended and attached hereto.
(vi) Section 4.1
                    (A) Section 4.1(a) of the Co-Promotion Agreement is hereby amended as of the Effective Date, by deleting the last sentence thereof.
                    (B) Section 4.1(b) of the Co-Promotion Agreement is hereby amended as of the Effective Date, to read in its entirety as follows (for clarity subsection (a) is deleted in its entirety):
b. From the Effective Date to the Termination Date, Ligand shall complete a minimum of 90,000 Product Calls (a minimum of 30,000 in each calendar quarter) in the manner set forth in Exhibit 4.1 hereto.
               (vii) Sections 4.2(d) & 4.2(e). Sections 4.2(d) & 4.2(e) of the Co-Promotion Agreement are hereby deleted in their entirety.
               (viii) Sections 5.1 & 5.2. Section 5.1 (Training ) of the Co-Promotion Agreement is hereby deleted in its entirety. Section 5.2 of the Co-Promotion Agreement is hereby amended, to read in its entirety as follows:

5.2 All sales, promotion and advertising materials, regardless of form (“Marketing Materials”), relating to the Product shall be developed solely by Ligand. Ligand shall own all right, title and interest in all Marketing Materials. In making Product Calls, Co-Promotion Partner shall only use those Marketing Materials in existence on the Effective Date or provided by Ligand. For the avoidance of doubt, Ligand shall be responsible for the costs of printing and providing any such Marketing Materials to be used by either party following the Effective Date.
               (ix) Section 6.2. Section 6.2 of the Co-Promotion Agreement is hereby amended, to read in its entirety as follows:
6.2 Regulatory Responsibility. As between the parties, all regulatory matters regarding the Product, including without limitation, all filings in connection therewith, shall be the obligation and responsibility solely of Ligand. Co-Promotion Partner shall not without the consent of Ligand or unless so required by applicable law (and then only pursuant to the terms of this Section 6.2), correspond or communicate with any Governmental or Regulatory Authority, whether within the Territory or otherwise, concerning the Products or otherwise take any action concerning any authorization or permission under which the Products are sold or any application for the same. Furthermore, Co-Promotion Partner shall, immediately upon receipt of any communication from any Governmental or Regulatory Authority relating to the Product, forward a copy or description of the same to Ligand and respond to all inquiries by Ligand relating thereto. If Co-Promotion Partner is advised by its counsel that it must communicate with any Governmental or Regulatory Authority, then Co-Promotion Partner shall so advise Ligand immediately and, unless prohibited by applicable law, provide Ligand in advance with a copy of any proposed written communication with any Governmental or Regulatory Authority and comply with any and all reasonable direction of Ligand concerning any meeting or written or oral communication with any Governmental or Regulatory Authority. Notwithstanding the foregoing, Ligand shall promptly provide Co-Promotion Partner with copies of all communications received from any Governmental or Regulatory Authority concerning the Product or any Marketing Materials and shall promptly submit to Co-Promotion Partner copies of all communications and filings concerning the Product or any Marketing Materials made to any Governmental or Regulatory Authority during the Term.
               (x) Article 7. Article 7 of the Co-Promotion Agreement is hereby amended, to read in its entirety as follows:
7. Management Committee. The parties hereby abolish all previous Management Committees and establish a single committee and procedures described in this Article 7 to govern certain transition operational matters under this Agreement.
          7.1 Transition Operational Committee.
               a. Establishment. The parties hereby establish a Transition Operational Committee (the “Committee”), which shall have as its overall purpose the coordination of the relationship between the parties hereunder for the nine months of transition and separation (the “Transition”) beginning as of the January 1, 2006 and ending as of the end of the Term. The Committee shall consist of two (2) senior-executive representatives of each party. Members of the Committee shall be employees of the parties, and shall not be outside consultants, independent contractors or outside legal counsel, but such persons are permitted to attend meetings of the committee upon the consent of both parties. Each party shall be solely responsible for appointing, removing and filling vacancies among its own representatives. Ligand shall appoint one of its representatives on the Committee to serve as the chair of the committee.
               b. Responsibilities. The Committee shall review and oversee the activities under the Agreement during the Transition and shall:
                    (i) oversee and coordinate the promotion Plans and efforts of the parties to provide for a smooth transfer of functions, contracts, relationships and other co-promotion matters from Co-Promotion Partner to Ligand, including without limitation, those matters listed in Section 4 of this Agreement and Exhibit F, as amended.
                    (ii) to the extent necessary, after December 31, 2005 to coordinate remaining matters previously delegated to the Commercial Committee.
               c. Meetings. During the period between the Effective Date and the Termination Date, the Committee shall meet: (i) at least once every quarter on dates and at locations to be agreed to by the parties, and (ii) upon written notice by either party to the other that a meeting is required or requested, in which case a meeting will be held within thirty (30) calendar days of such notice on a date and at a location to be agreed to by the parties, or sooner if warranted by circumstances. Notice requesting a meeting shall include adequate information describing the purpose of the meeting. Any meetings of the Committee shall be held in person or, if an in-person meeting is impracticable, by videoconference or teleconference. When meetings are held in person, individual members of the Committee may nonetheless participate by videoconference or teleconference. If unable to attend in person or by videoconference or teleconference, an individual member of the Committee may grant a proxy to another individual member of the Committee in order to act on his or her behalf on any matter to be acted upon at any meeting of the Committee. Other representatives of the parties may attend Committee meetings as non-voting participants. At least one week prior to any meeting of the Committee, each of the parties shall provide the other party with a proposed written agenda of the matters to be discussed at such meeting. The parties shall agree, at the first meeting of the Committee, upon procedures for maintaining meeting minutes.
               d. Action of Committee. The Committee may take action on a matter at a meeting only if a quorum exists with respect to that matter. The attendance of all members of the Committee of each party at a meeting, either in person or by proxy, shall constitute a quorum for the transaction of business. Each member of the Committee shall be entitled to cast one (1) vote on any matter to be acted upon at any meeting of the Committee. All coordination decisions made by the Committee shall require a majority vote by the members of the Committee, either in person or by proxy. Any action required or permitted to be taken at any meeting of the Committee may be taken without a meeting if the action is taken by all members of the Committee. Such action must be evidenced by one or more written consents describing the action taken and signed by each member of the Committee. In the event the Committee is unable to achieve a majority vote on any issue, then the dispute resolution process set forth in Section 7.2 will be followed with respect to such issue.
          7.2 Dispute Resolution.
               a. The parties recognize that disputes as to certain matters delegated to the Committee may from time to time arise during the Transition that relate to either party’s rights and/or obligations hereunder. It is the objective of the parties to establish procedures to facilitate the resolution of disputes arising in such Committee in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the parties agree to follow the procedures set forth in this Section 7.2 if and when a dispute arises with respect to the actions or decision-making authority delegated to such Committee under this Agreement.
               b. If the Committee is unable to resolve such a dispute or issue within ten (10) days after being requested to resolve such dispute or issue, the dispute or issue shall be referred to the Chief Executive Officers of Ligand and Co-Promotion Partner for attempted good faith resolution by negotiations within thirty (30) days after such referral.
               c. If the Chief Executive Officers of the parties are unable to resolve such dispute or issue, then Ligand’s Chief Executive Officer shall have the deciding vote, it being understood and agreed that any such decision shall be commercially reasonable to both parties, in the context of this Termination and Return of Rights Agreement. Notwithstanding the foregoing, Co-Promotion Partner shall not be obligated to accept any such decision that (i) in any manner increases Co-Promotion Partner’s obligations to supply a minimum level of Product Calls as set forth in Section 3.1(b), or (ii) changes the Target Healthcare Professional audience (which shall be agreed upon in writing prior to execution of the Termination and Return of Rights Agreement), P1/P2 mix, decile and detail positioning in the manner set forth in Exhibit 3.1, or (iii) changes Co-Promotion Partner’s obligations to provide the services specified in Exhibit F, or (iv) otherwise materially modifies Co-Promotion Partner’s obligations under this Agreement.
               (xi) Section 8.1. Section 8.1 of the Co-Promotion Agreement is hereby amended, with respect to co-promotion activities after the Effective Date, to read in its entirety as follows:
8.1 Co-Promotion Payments. Within forty five (45) days after each of March 31, 2006 June 30, 2006 and September 30, 2006 Ligand shall pay to Co-Promotion Partner (by wire transfer of immediately available funds to an account designated by Co-Promotion Partner to Ligand in writing) an amount equal to twenty three percent (23%) of Net Sales in the applicable calendar quarter.
               (xii) Section 8.2. Section 8.2 of the Co-Promotion Agreement is of no further force or effect following the Effective Date; provided that Shared Costs incurred during or allocable to the calendar quarter ended December 31, 2005 are listed on Schedule 4b (the “Q42005 Shared Costs”) and such Q42005 Shared Costs shall be dealt with as set forth in Section 4(b) of this Agreement. The parties acknowledge and agree that the Q42005 Shared Costs are the sole Shared Costs incurred during or allocable to such calendar quarter. From and after the Effective Date, Ligand shall solely be responsible for all of its Shared Costs and any Shared Costs incurred by Co-Promotion Partner thereafter but only if approved in writing in advance by Ligand.
               (xiii) Section 8.3. Section 8.3 of the Co-Promotion Agreement is of no further force or effect following the Effective Date; provided that Shared Cost reports shall be provided as set forth therein and in Section 4 of this Agreement for the calendar quarter ended as of December 31, 2005.
               (xiv) Section 8.4. Section 8.4 of the Co-Promotion Agreement is hereby deleted in its entirety.
               (xv) Section 9. Section 9 of the Co-Promotion Agreement is hereby amended, as of the Effective Date, to read in its entirety as follows:
9. Recordkeeping and Audits. The parties recognize that audits and reviews of records are in the best interests of both parties. The parties shall have the audit rights specified in this section provided such right is hereby terminated for periods ended on or before December 31, 2005. For the purposes of Sections 9.1, 9.2 and 9.3 below, each party shall only have the right to audit the period from January 1 – September 30, 2006, provided that Co-Promotion Partner shall thereafter have the limited right under Section 9.2 to audit only those books and records directly related to the calculation of royalties under Section 3(d) of the Termination and Return of Rights Agreement for periods for which such royalty payments are due, which may be exercised up to 60 days after the last such payment is due (the “Royalty Audit Right”). Audited Party (as hereinafter defined) shall mean (a) in reference to Ligand, Ligand, its Affiliates, permitted sublicensees, subcontractors and contract manufacturers; and (b) in reference to Co-Promotion Partner, Co-Promotion Partner, its Affiliates and subcontractors.
               (xvi) Section 9.2. The first sentence of Section 9.2 of the Co-Promotion Agreement is hereby amended, as of the Effective Date, to read as follows (for clarity, the text of subsections 9.1 and 9.3 remains unchanged):
Either Ligand or Co-Promotion Partner (herein, the “Auditing Party”) may demand, no more than once during the period January 1, 2006 through 60 days after the Term, an audit of the relevant books and records of Co-Promotion Partner or Ligand, as the case may be (herein, the “Audited Party”) in order to verify the Audited Party’s reports on the matters addressed in this Agreement, provided that Co-Promotion Partner shall also have the Royalty Audit Right as described above.
               (xvii) Section 10.1. Section 10.1 of the Co-Promotion Agreement is hereby amended, as of the Effective Date, to read in its entirety as follows:

10.1 Term of Agreement. The term of this Agreement (the “Term”) shall commence as of the Effective Date hereof and shall continue until the Termination Date unless terminated sooner as set forth herein.
               (xviii) Section 10.2. Section 10.2 of the Co-Promotion Agreement is hereby amended, as of the Effective Date, to read in its entirety as follows:
10.2 Termination by Ligand.
               a. Ligand shall have the right to terminate this Agreement and the Termination and Return of Rights Agreement at any time upon written notice to Co-Promotion Partner if Co-Promotion Partner materially breaches any of its representations, warranties, covenants or agreements set forth in this Agreement or the Termination and Return of Rights Agreement or otherwise materially defaults in the performance of any of its duties or obligations under this Agreement or the Termination and Return of Rights Agreement, which breach or default shall not be cured within sixty (60) days after written notice is given to Co-Promotion Partner specifying the breach or default. For the avoidance of doubt and without limiting the universe of possible circumstances that could constitute such a material breach or default, any failure by Co-Promotion Partner to meet at least ninety-five percent (95%) of its minimum obligations with respect to Product Calls as set forth in Section 3.1(b) hereof shall be deemed to be a material breach of this Agreement. Subject to Section 8(iv) of the Termination and Return of Rights Agreement, the future obligations of Ligand to make the required payments to Co-Promotion Partner under Section 3(b), Section 3(c), Section 3(d), and Section 3(e) (if applicable) of the Termination and Return of Rights Agreement shall survive any such termination.
               b. To the extent permitted by law, Ligand shall have the right to terminate this Agreement and the Termination and Return of Rights Agreement immediately upon notice to Co-Promotion Partner if, prior to the Termination Date, Co-Promotion Partner shall become insolvent, file or consent to the filing of a petition under any bankruptcy or insolvency law or have any such petition filed against it which has not been stayed within thirty (30) days of such filing or have a receiver appointed over any of Co-Promotion Partner’s property or assets. Subject to Section 8(iv) of the Termination and Return of Rights Agreement, the future obligations of Ligand to make the required payments to Co-Promotion Partner under Section 3(b), Section 3(c), Section 3(d), and Section 3(e) (if applicable) of the Termination and Return of Rights Agreement shall survive any such termination.
               c. Ligand has no right to terminate this Agreement except as set forth above.
               (xix) Section 10.3. Section 10.3 of the Co-Promotion Agreement is hereby amended, as of the Effective Date, to read in its entirety as follows:
10.3 Termination by Co-Promotion Partner.
               a. Co-Promotion Partner shall have the right to terminate this Agreement and the Termination and Return of Rights Agreement at any time upon written notice to Ligand if Ligand materially breaches any of its representations, warranties, covenants or agreements set forth in this Agreement or the Termination and Return of Rights Agreement or otherwise materially defaults in the performance of any of its duties or obligations under this Agreement or the Termination and Return of Rights Agreement, which breach or default shall not be cured within sixty (60) days after written notice is given to Ligand specifying the breach or default. For the avoidance of doubt and without limiting the universe of possible circumstances that could constitute such a material breach or default, any failure by Ligand to meet at least ninety-five percent (95%) of its minimum obligations with respect to Product Calls as set forth in Section 4.1(b) hereof shall be deemed to be a material breach of this Agreement. Subject to Section 8(iv) of the Termination and Return of Rights Agreement, the future obligations of Ligand to make the required payments to Co-Promotion Partner under Section 3(b), Section 3(c), Section 3(d), and Section 3(e) (if applicable) of the Termination and Return of Rights Agreement shall survive any such termination.
               b. To the extent permitted by law, Co-Promotion Partner shall have the right to terminate this Agreement and the Termination and Return of Rights Agreement immediately upon notice to Ligand if Ligand shall become insolvent, file or consent to the filing of a petition under any bankruptcy or insolvency law or have any such petition filed against it which has not been stayed within thirty (30) days of such filing or have a receiver appointed over any of Ligand’s property or assets. Subject to Section 8(iv) of the Termination and Return of Rights Agreement, the future obligations of Ligand to make the required payments to Co-Promotion Partner under Section 3(b), Section 3(c) Section 3(d), and Section 3(e) (if applicable) of the Termination and Return of Rights Agreement shall survive any such termination.
               c. Co-Promotion Partner has no right to terminate this Agreement except as set forth above.
               (xx) Section 10.4. Section 10.4 (Termination by Either Party) of the Co-Promotion Agreement is hereby deleted in its entirety.
               (xxi) Article 15. Article 15 (Dispute Resolution) of the Co-Promotion Agreement is hereby deleted in its entirety.
               (xxii) Section 16.1. Section 16.1 of the Co-Promotion Agreement is hereby amended, as of the Effective Date, to read in its entirety as follows:
16.1 Assignment. Except for an assignment to an Affiliate or of its right to receive (i) the payments under Section 3(b) and (c) of this Agreement, (ii) royalties under Section 3(d) of this Agreement or (iii) late payments under Section 3(e) of this Agreement, which Co-Promotion Partner may effect with ten (10) days prior written notice to Ligand, Co-Promotion Partner shall not assign or otherwise transfer its rights or obligations under this Agreement or any interest herein or right hereunder without the prior written consent of Ligand, and any such purported assignment, transfer or attempt to assign or transfer any interest herein or right hereunder shall be void and of no effect. In connection with a Change of Control of Ligand the payment obligations as set forth in Section 3(b)

and Section 3(c) shall accelerate and be fully paid by Ligand to Co-Promotion Partner immediately prior to the Change of Control. In connection with the transfer or divestment of the Product to a third party (including a Change of Control), Ligand may assign its rights and obligations hereunder to a third party without consent, provided that, (i) the payment obligations as set forth in Section 3(b) and Section 3(c) shall accelerate and be fully paid by Ligand to Co-Promotion Partner immediately prior to the effectiveness of such transfer or divestment; and (ii) notwithstanding such assignment, Ligand shall remain responsible for all of its obligations and agreements set forth herein and in the Termination and Return of Rights Agreement..
               (xxiii) Section 16.8. Section 16.8 of the Co-Promotion Agreement is hereby amended, as of the Effective Date, to read in its entirety as follows:
16.8 Public Announcements. The press releases announcing this Agreement are attached hereto as Exhibit 16.8 and will be promptly disseminated following signing. Co-Promotion Partner shall not make any public announcement regarding this Agreement or the subject matter hereof, without the prior written consent of Ligand (which consent shall not be unreasonably withheld, delayed or conditioned), except for those (i) limited to the contents of previous public announcements, (ii) solely during the period from the Effective Date through the Termination Date, limited to and in furtherance of the Product promotion efforts contemplated hereunder, or (iii) consistent with the Q&A attached hereto as Schedule 16.8(iii) and except as may be required by applicable law or stock exchange requirements, in which case Co-Promotion Partner shall give Ligand reasonable advance notice and review of any such disclosure. Subject to Section 7 hereof, Ligand may issue appropriate public announcements regarding this Agreement or the subject matter hereof, provided it shall provide Co-Promotion Partner with a reasonable advance notice and review of any public announcements.
          (d) Survival following the Termination Date. Notwithstanding Section 10.7 (Survival) of the Co-Promotion Agreement, only the following Sections of the Co-Promotion Agreement will survive the termination of the Co-Promotion Agreement after the Termination Date with the same limitations on survivability (if any) as are set forth in the Co-Promotion Agreement: Section 1 (definitions); Section 2.1(b) (Other Morphine Products) as amended herein; Section 2.2(c) (Validity of Trademarks); Section 3.2 (Co-Promotion Partner Detail Reports), with respect to the calendar quarters during the Term; Sections 4.4(a) and (b) (Ligand Detail and Sales Reports), with respect to the calendar quarters during the Term; Section 5.3 (Non-Solicitation of Employees); Section 8.1 (as amended herein, and only to the extent of the final payment due after the Termination Date), Sections 9.1 and 9.2 (Recordkeeping and Audits) as amended herein; Section 11 (Confidentiality) Section 12.1 (Indemnification by Co-Promotion Partner); Section 12.2 (Indemnification by Ligand); Section 12.3 (Claims Procedures); Section 12.5 (Limitation of Liability); Section 14 (Notices); Section 16 (Miscellaneous) as amended herein; and provisions relating to the ownership of intellectual property rights. In addition, any provision of the Co-Promotion Agreement that, either from the express language or the context thereof, is intended to survive any termination or expiration of the Co-Promotion Agreement shall survive any such expiration or termination

     3. Payments.
          (a) Settlement Payment. Following execution and delivery of this Agreement, Ligand shall within 10 business days of execution pay to Co-Promotion Partner (by wire transfer of immediately available funds to an account designated by Co-Promotion Partner to Ligand in writing) an amount equal to Fourteen Million Seven Hundred Fifty Thousand US Dollars (US$14,750,000.00). Such payment obligation is unconditional.
          (b) Payment for Fourth Calendar Quarter 2005. Ligand shall pay Co-Promotion Partner 30% of Net Sales (as defined in Section 2(c)(i) above) for the quarter ended December 31, 2005 within forty five (45) days after December 31, 2005. Such payment obligation, as determined in accordance with the Co-Promotion Agreement and this Agreement, is unconditional.
          (c) Early Termination Payments. In consideration of the early termination of the Co-Promotion Agreement and return of rights to Ligand effected hereby, Ligand shall pay to Co-Promotion Partner (by wire transfer of immediately available funds to an account designated by Co-Promotion Partner to Ligand in writing):
(i) an amount equal to Thirty Seven Million Seven Hundred Fifty Thousand US Dollars (US$37,750,000.00) on or before October 15, 2006, which payment obligation is unconditional and
(ii) an amount equal to Ten Million US Dollars (US$10,000,000.00) on or before January 15, 2007, which payment obligation, except as set forth in Section 8(iv), is unconditional
Subject to Section 8(iv), such payment obligations by Ligand shall be unconditional obligations which survive any termination of this Agreement, and which are solely in consideration of the early termination of the Co-Promotion Agreement and return of rights to Ligand effected hereby.
          (d) Royalty. Effective following the end of the Term, within forty five (45) days after the end of each calendar quarter Ligand shall pay to Co-Promotion Partner (by wire transfer of immediately available funds to an account designated by Co-Promotion Partner to Ligand in writing) an amount equal to (i) six and one-half percent (6.5%) of Net Sales in the applicable calendar quarter up to and including December 31, 2012 and (ii) six percent (6%) of Net Sales in the applicable calendar quarter thereafter up to and including the date of expiration of U.S. Patent No. 6,066,339. Such payment obligations by Ligand shall be unconditional obligations which survive any termination of the Co-Promotion Agreement or this Agreement.
          (e) Late payment. If Ligand fails to make any payment due hereunder on a timely basis, the past due amount shall bear interest from the due date until paid at a rate of 11% per annum. In addition, Ligand will reimburse Co-Promotion Partner for all reasonable costs and expenses, including reasonable attorneys’ fees and legal expenses, incurred in the collection of late payments.
     4. Transition Covenants.
          (a) All of Co-Promotion Partner’s third-party commitments, purchase orders and the like for Shared Costs for any period after December 31, 2005 are listed on Schedule 4(a) attached hereto. Co-Promotion Partner represents that Schedule 4(a) is accurate and complete. For the avoidance of doubt, from and after the Effective Date, Ligand shall be solely responsible for all Shared Costs as further specified in Section 2(c)(xii) of this Agreement. Any payments or reconciliations due for such Shared Costs for periods after December 31, 2005 shall be made in the manner set forth in Schedule 4(a).
          (b) Each party shall be responsible for its 50% share of all Q4 2005 Shared Costs as set forth in Section 8.2 of the Co-Promotion Agreement as in effect prior to the Effective Date. Each party shall show on Schedule 4(b) its Q4 2005 Shared Costs and document by invoices or other appropriate written evidence all of its Shared Costs above $10,000 per line item for the calendar quarter ended December 31, 2005. Any payments or reconciliations due for such Q4 2005 Shared Costs shall be made in the manner set forth in Schedule 4(b).
          (c) Up to and including the Termination Date, each party shall make Product Calls pursuant to the Co-Promotion Agreement (as amended by this Agreement) and shall use its Commercially Reasonable Efforts to cooperate with the other with respect to the orderly transition of the ongoing business and promotion of the Product (including those activities set forth on Exhibit F).
          (d) Except as set forth above, transition matters and other operational matters related to the coordination of the co-promotion shall be coordinated by the Transition Operational Committee, under the terms set forth in Article 7 of the Co-Promotion Agreement, as amended herein.
     5. Certain Confirmations, Waivers And Releases.
          (a) Payments. Each party hereto hereby acknowledges, confirms and agrees that such party has received all payments and amounts due to it from any other party hereto as of the Effective Date under the Co-Promotion Agreement, assuming payment in full of the amounts set forth in Section 3(a), Section 3(b), and Section 4 (b) of this Agreement, and no further or other payment is due to such acknowledging and confirming party from, and such acknowledging and confirming party hereby irrevocably waives, absent fraud, any right to any such other or further payment arising before the Effective Date, however arising from, any other party hereto.
          (b) Other Obligations. As of the Effective Date, such acknowledging and confirming party confirms that all obligations to such party from each other party under the Co-Promotion Agreement have been fully discharged, or to the extent not so fully discharged the performance by such other relevant party hereto of such undischarged obligations is hereby, absent fraud, irrevocably waived. For the avoidance of doubt, the parties acknowledge that this provision is not intended to discharge or waive obligations of either party from and after the Effective Date, including without limitation, the obligations to make Product Calls or make payments due under this Agreement, in each case as set forth in this Agreement.
          (c) Mutual Releases. As of the Termination Date:
               (i) Definition Of Claims. “Claims,” as to a party giving a release hereunder, means damages, costs and expenses, including, but not limited to, court costs and attorneys’ fees, of any nature whatsoever whether or not now known, claimed or suspected, fixed or contingent, arising or resulting from any manner of action or actions, cause or causes of action in law or in equity, suits, debts, liens, contracts, agreements, promises, liabilities, claims, demands or losses.

               (ii) Release Of Claims. Except with respect to the obligations expressly created by, acknowledged, or arising out of this Agreement or the Co-Promotion Agreement (as amended by this Agreement) on or after the Effective Date, each of the parties hereto, on behalf of themselves and, as relevant, such party’s Directors, officers, stockholders, partners or other equity holders, agents, attorneys, representatives, predecessors, successors, assigns, and any persons acting by, through or under it or them, hereby irrevocably releases and forever discharges, individually, each other party hereto and, as relevant, such party’s directors, officers, stockholders, agents, attorneys, representatives, predecessors, successors, assigns, and any persons acting by, through or under such party or them, of and from any and all Claims which the relevant releasing party now has, ever has had, or ever claims to have had, against any of such released parties, arising out of, based upon or related in any manner whatsoever to the Co-Promotion Agreement. Neither party shall be liable to the other for any Claim related to the obligations expressly created by, acknowledged, or arising out of this Agreement on or after the Effective Date unless notice of such Claim(s) is given on or before the 30th day following the end of the Term (or, with respect to any payments due after the end of the Term and up to and including January 15, 2007 , on or before the 30th day following such payment date and with respect to payments due thereafter, on or before the three-year anniversary of such payment date).
               (iii) Acknowledgment. Each of the releasing parties acknowledges that they are familiar with Section 1542 of the Civil Code of the State of California which provides as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”
Each of the parties hereto, being aware of said Section 1542, hereby expressly waives and relinquishes any right or benefit which such party has or may have thereunder as well as under any other statute or common law principle with a similar effect as such relates to this mutual release.
               (iv) No Waiver As To Future Actions. No waiver is implied or given hereby by any party hereto as to any action taken or inaction by any other party hereto which occurs after the Effective Date.
               (v) Authority; No Assignment; Indemnification. Each of the releasing parties represents and warrants to the other parties hereto that (A) the representing party has full legal right and authority to release the Claims released hereby by such party, and that the representing party has taken or obtained all legal action or approval necessary for such party to execute and deliver and perform such party’s obligations hereunder, and (B) they are as of the date hereof the sole and lawful owner of all right, title and interest in their respective Claims released hereby and that they have not heretofore assigned or otherwise transferred any right, title or interest in any such Claims.
          6. Representations. Each of Ligand and Co-Promotion Partner hereby represents and warrants to the other that, as of the Effective Date, this Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation of such party and is enforceable against such party in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting the enforcement of creditors’ rights generally.
     7. Non-Disparagement and Communications with Third Parties.
          (a) Non-Disparagement. During the Term of this Termination and Return of Rights Agreement and during the Other Morphine Product Term, the parties mutually agree not to, and to cause their respective directors, officers and employees and agents not to, disseminate or publish any written, oral or electronically transmitted statement that is a disparaging statement about any other party (including its employees or agents) or the Product.. Each party will inform its directors, officers and employees of the terms of this clause. In determining whether there has been a material beach of this clause 7(a) by a party which would permit termination by the other party of this Agreement and the CoPromotion Agreement pursuant to the provisions of Article 10 of the CoPromotion Agreement, the following factors (among others) shall be considered: (i) the exact nature of the particular statement and the context in which it was made, (ii) whether such statement was made intentionally or with reckless disregard of the provisions of this clause, (iii) how broadly and publicly such statement was disseminated or published, (iv) the direct damages caused by such statement (v) the seniority of the person(s) making the statement(s) (vi) actions taken to implement and enforce this Section 7(a) and (vii) whether, during the 60 day period following written notice of a material breach of this clause pursuant to the provisions of Article 10 of the CoPromotion Agreement, a retraction and correction of such statement and/or an undertaking to cease and desist from making further such statements in breach of this clause would be a commercially reasonable and appropriate cure under the cure provisions of such Article 10. For the avoidance of doubt, the obligations of this paragraph supersede the obligations with respect to disparagement set forth in Sections 3.1(c) and 4.1(c) of the Co-Promotion Agreement.
          (b) Communications with Third Parties. Co-Promotion Partner, its directors, officers and employees who are at least senior director level or above whose principal place of employment is the Co-Promotion Partner’s Roseland, New Jersey facilities shall not, and Co-Promotion Partner shall use its Commercially Reasonable Efforts to cause its other employees and its agents not to, provide any information or give any statement regarding the subject matter of this Agreement or the Product (except (i) limited to the contents of previous public announcements (ii) solely during the period from the Effective Date through the Termination Date, limited to and in furtherance of the Product promotion efforts contemplated hereunder, or (iii) as set forth in the Q&A attached hereto as Schedule 16.8(iii)) to any third party, including without limitation, investors, analysts, competitors or reporters, except with the prior written consent of Ligand. The obligations of Co-Promotion Partner in this Section 7 (b) shall expire on January 15, 2007.
     8. Penalties. In the event that Co-Promotion Partner fails to make the number of Product Calls specified in Section 3.1(b) of the Co-Promotion Agreement as amended herein in the manner set forth in Exhibit 3.1 hereto (other than as a result of a Force Majeure Event), the following penalties will apply:
          (i) If less than 75,000 Product Calls are made by Co-Promotion Partner in a calendar quarter, then Ligand shall be relieved in whole from its obligation to pay to Co-Promotion Partner 23% of Net Sales under Section 8.1 of the Co-Promotion Agreement for such calendar quarter;
          (ii) If between 75,000 and 99,999 Product Calls are made by Co-Promotion Partner in a calendar quarter, then Ligand shall be relieved by 50% from its obligation to pay to

Co-Promotion Partner 23% of Net Sales under Section 8.1 of the Co-Promotion Agreement for such calendar quarter;
          (iii) If 100,000 or more Product Calls are made by Co-Promotion Partner in a calendar quarter, then Ligand shall be obligated to pay to Co-Promotion Partner 23% of Net Sales under Section 8.1 of the Co-Promotion Agreement for such calendar quarter;
          (iv) In the event (A) Co-Promotion Partner fails to cumulatively make at least 95% of its minimum obligations of 375,000 Product Calls during the nine-month period ended September 30, 2006 as set forth in Section 3.1(b) or (B) the Co-Promotion Agreement is terminated by Ligand in accordance with Article 10 of the Co-Promotion Agreement due to Co-Promotion Partner’s material breach of the terms of this Agreement or the Co-Promotion Agreement other than Section 7(a) (Non-Disparagement) hereof, then Ligand shall be relieved of its obligation to make the $10,000,000 Early Termination Payment specified in Section 3(c)(ii) of this Agreement; provided, however, Ligand shall not be relieved of its obligation to make such $10,000,000 Early Termination Payment under clause (A) of this paragraph in the event that Co-Promotion Partner terminates the Co-Promotion Agreement in accordance with Article 10 of the Co-Promotion Agreement due to Ligand’s failure to make payment of the $14,750,000 Settlement Payment under Section 3(a) or a Co-Promotion payment due under Section 8.1 of the Co-Promotion Agreement, as amended. “Failure to make payment” as used herein means failure to remit a payment calculated in good faith as set forth in this Agreement or the Co-Promotion Agreement.
For clarity, in the event (i) Ligand terminates this Agreement or the Co-Promotion Agreement for a material breach of Section 7(a) (Non-Disparagement) of this Agreement, (ii) Co-Promotion Partner terminates this Agreement or the Co-Promotion Agreement due to Ligand’s failure to make payments as set forth in the proviso in the preceding paragraph, or (iii) Co-Promotion Partner is unable to make at least 95% of its minimum obligations of Product Calls due to Force Majeure, the penalty in the preceding paragraph shall not be applicable and the $10,000,000 Early Termination Payment specified in Section 3(c)(ii) of this Agreement shall be deemed unconditional. For further clarity, in the event the payment obligations of Ligand as set forth in Section 3(b) and Section 3(c) accelerate and are fully paid by Ligand pursuant to Section 16.1, the penalty in the preceding paragraph shall be of no further force or effect and the payment of the $10,000,000 Early Termination Payment shall accelerate pursuant to Section 16,1, unless (i) the event in clause (B) of this Section 8(iv) has occurred prior to such acceleration, or (ii) for an acceleration occurring on or after October 1, 2006, the event in clause (A) of this Section 8(iv) has occurred prior to such acceleration.
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     9. General. This Agreement incorporates by reference in its entirety the Co-Promotion Agreement as amended pursuant to this Agreement and, with such incorporation by reference constitutes the entire agreement between the parties hereto with respect to the specific subject matter hereof, superseding in their entirety all other agreements or understandings between such parties with respect to such specific subject matter, may only be amended by a writing executed by Ligand and Co-Promotion Partner. This Agreement may only be terminated in accordance with the provisions of Article 10 of the Co-Promotion Agreement. This Agreement shall be construed under and in accordance with, and governed in all respects by, the laws of the State of New York, without regard to its conflicts of law principles. This Agreement will be binding upon and inure to the benefit of the respective successor and assigns of the parties, may be executed in counterpart copies, each of which will be an original and both of which together will constitute the same instrument, and will be effective as of the Effective Date when counterparts are executed by Ligand and Co-Promotion Partner.

LIGAND PHARMACEUTICALS	ORGANON USA INC.
INCORPORATED

By: /s/ Warner Broaddus	By: /s/ H. Costermans
Name: Warner Broaddus	Name: H. Costermans
Title: Vice President, General Counsel & Secretary	Title: VP Finance
Date signed: January 17, 2006	Date signed: January 17, 2006

By: /s/ Patrick J. Osinski
Name: Patrick J. Osinski
Title:Vice President & General Counsel
Date signed: January 17, 2006